                                                                   Exhibit 12(a)



                           J. C. Penney Company, Inc.
                       (the Company and all subsidiaries)

      Computation of Ratios of Available Income to Combined Fixed Charges
                    and Preferred Stock Dividend Requirement

                                             52 weeks     53 weeks
                                               ended        ended
                                             --------     ---------
                                             April 30,      May 1,
                                                1994         1993
                                             --------     ---------

($ Millions)
Income from continuing operations
  (before income taxes,
  before capitalized interest,
  but after preferred stock dividend)         $1,585        $1,254
                                              ------        ------

Fixed charges

  Interest (including capitalized
   interest)

     On operating leases                          97            96
     On short term debt                           51            41
     On long term debt                           232           275
     On capital leases                             9            10
     Other, net                                    0            13
                                              ------        ------
           Total fixed charges                   389           435

Preferred stock dividend, before taxes            52            52
                                              ------        ------

Combined fixed charges and preferred stock
  dividend requirement                           441           487
                                              ------        ------

Total available income                        $2,026        $1,741
                                              ======        ======

Ratio of available income to combined
  fixed charges and preferred stock
  dividend requirement                           4.6           3.6
                                              ======        ======



The interest cost of the LESOP notes guaranteed by the Company is not included in fixed charges above.

The Company believes that, due to the seasonal nature of its business, ratios for a period other than a 52 or 53 week period are inappropriate.

                                                                  Exhibit 12(b)



                           J. C. Penney Company, Inc.
                       (the Company and all subsidiaries)

           Computation of Ratios of Available Income to Fixed Charges

                                             52 weeks     53 weeks
                                               ended       ended
                                            ----------   ----------
                                              April 30,    May 1,
                                                1994        1993
                                            ----------   ----------

($ Millions)

Income from continuing operations
  (before income taxes and
  before capitalized interest)               $1,637       $1,306
                                            ----------   ----------
Fixed charges

  Interest (including capitalized
    interest)

     On operating leases                         97           96
     On short term debt                          51           41
     On long term debt                          232          275
     On capital leases                            9           10
     Other, net                                   0           13
                                            ----------   ----------
               Total fixed charges              389          435
                                            ----------   ----------
               Total available income        $2,026       $1,741
                                            ==========   ==========
Ratio of available income to fixed charges      5.2          4.0
                                            ==========   ==========

The interest cost of the LESOP notes guaranteed by the Company is not included in fixed charges above.

The Company believes that, due to the seasonal nature of its business, ratios for a period other than a 52 or 53 week period are inappropriate.